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IMMEDIATE RELEASE

SAFEWAY INC.
5918 STONERIDGE MALL ROAD
PLEASANTON, CA 94588-3229
MELISSA PLAISANCE
(510) 467-3136

         SAFEWAY INC. AND DOMINICK'S SUPERMARKETS, INC. COMPLETE MERGER

Pleasanton, CA -- November 20, 1998 -- Safeway Inc. announced today that it has completed its acquisition of Dominick's Supermarkets, Inc. Dominick's has been merged with a wholly-owned subsidiary of Safeway, and each share of Common Stock, par value $.01 per share, and Non-Voting Common Stock, par value $.01 per share, of Dominick's not previously purchased in Safeway's tender offer which expired at 12:00 Midnight, EST, on November 16, 1998, has been converted into the right to receive $49.00 in cash, net to the seller, without interest.

Safeway Inc. is the second largest food and drug retailer in North America based on sales. The company operates 1,493 stores in the United States and Canada. The company's common stock is traded on the New York Stock Exchange under the symbol SWY.

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